Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

       We consent to the reference to our firm under the caption "Experts" and to the use of our report dated November 6, 2014, in the Registration Statement (Form S-1) and related Prospectus of Avinger, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Redwood City, California
December 30, 2014